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                                                                     Exhibit 4.6

                              EMPLOYMENT AGREEMENT

THE UNDERSIGNED:

1. ASM LITHOGRAPHY HOLDING N.V., located at de Run 1110, Veldhoven, The Netherlands; in accordance with article 2:146 of the Dutch Civil Code, hereby duly represented by Mr. H. Bodt and Mr. S. Bergsma respectively the Chairman and Secretary of the Supervisory Board of ASM Lithography Holding N.V., hereinafter referred to as: "ASML";

and

2. MR. S. K. MCINTOSH, born on 31st August, 1944 and residing at Aalsterweg 241, 5644 RB, Eindhoven, hereinafter referred to as: "Mr. McIntosh";

HEREBY AGREE AS FOLLOWS:

1.   TASKS AND DUTIES

1.1 As of 1 JANUARY, 2001 or so much earlier as possible, ASML employs Mr. McIntosh as EXECUTIVE VICE PRESIDENT, RESPONSIBLE FOR OPERATIONS. Mr. McIntosh hereby accepts such employment, upon the terms and conditions as set forth in this agreement.

     Mr. McIntosh will be appointed by the Supervisory Board of ASML as Member of the Board of Management of ASML once the Annual General Meeting of Shareholders of ASML, scheduled on 22 March 2001, has been informed on the intended appointment.

1.2 Mr. McIntosh agrees to devote his best efforts, attention and abilities to the business and the affairs of ASML. Mr. McIntosh shall, at all times, observe the best interests of ASML and its affiliated or group companies.

1.3 Except for prior written consent of the Supervisory Board of ASML, Mr. McIntosh shall not undertake any other paid or unpaid duties or activities for or on behalf of third parties, or perform these duties or activities on his own behalf, during the course of this agreement.

2.   DURATION OF THE AGREEMENT AND TERMINATION

2.1 This agreement shall be in force for a period of five years. The effective start date of this agreement is 1 November, 2000. During the course of this agreement, both ASML and Mr McIntosh may terminate this agreement. A notice period of six months shall apply in case ASML terminates and a notice period of three months shall apply in case Mr. McIntosh terminates. Any notice hereunder will be given per the end of a calendar month.

2.2 No later than 31 December, 2004, ASML and Mr. McIntosh will discuss the possibilities and conditions of an extension of the employment relationship after 31

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     October, 2005. If agreement on an extension is not reached before 1 May,
     2005, this agreement will end automatically on 31 October, 2005.

2.3 In the case ASML terminates this agreement during its initial term of five years, Mr McIntosh will be entitled to a severance payment equal to the lesser of:

     (a) the gross all-in base salary as mentioned in article 3.1 for the remaining term of this agreement;

     (b) one annual gross all-in base salary as mentioned in article 3.1, unless such termination takes place for an "urgent cause" in the sense of article 7:678 of the Dutch Civil Code.

2.4 Apart from the severance payment set out in article 2.3, Mr. McIntosh shall not be entitled to any further payment of severance, damages or the like in case of termination of the employment agreement.

2.5 ASML and Mr. McIntosh hereby declare that the severance payment as set out in article 2.3 is fair, reasonable and sufficient payment in relation to the termination of his employment agreement during the course of the five-year period.

3.   SALARY

3.1 The gross all-in base salary per annum to which Mr. McIntosh shall be entitled amounts to NLG 700,000. - (Dutch Guilders), including 8% holiday allowance. The salary will be paid in 12 equal parts at the end of each calendar month. The Supervisory Board will review annually whether, in its opinion, an increase in the gross all-in base salary is justified.

3.2 ASML and Mr. McIntosh will jointly put forward a request with the Dutch tax authorities to be able to apply the so-called 35%-tax ruling or its equivalent.

3.3 Without prejudice to the reference in article 3.2 related to the request for the 35%-tax-ruling or its equivalent, the salary payments mentioned in article 3.1 and other remuneration mentioned in this agreement shall be subject to the usual statutory withholdings, such as tax, social insurance and social security premiums.

3.4 The payments mentioned in this agreement shall be made to a Dutch bank account to be indicated by Mr. McIntosh.

4.   BONUS AND STOCK OPTIONS

4.1 Mr. McIntosh is entitled to a yearly bonus up to a maximum of 60% of his annual gross all-in base salary. The bonus is determined by the Supervisory Board and will be related to specific pre-set targets and the actual results of ASML over such year. The Supervisory Board has the authority to amend the bonus system whenever it feels that such amendment is required or advisable.

4.2 The bonus referred to in article 4.1 shall be paid by ASML to Mr. McIntosh within four months after the end of the calendar year.


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4.3  Mr McIntosh is entitled to a sign on bonus of a one time payment of FL.
     177.700 gross, payable 30th April 2001 the latest.

4.4  Mr. McIntosh is not entitled to a bonus mentioned in article 4.1:

     (a) that relates to a year during which he was not able to perform his duties due to illness for a consecutive period of four months or more, or;

     (b) that relates to a year in which he was suspended for any period of time.

4.5 Mr. McIntosh shall be entitled to 250,000 stock options in ASML upon signing of this agreement under the terms and conditions, set forth in the ASML Incentive Option Program (Appendix 1).

4.6 Mr. McIntosh will be eligible to participate in the ASML Management Option Program as approved by the Supervisory Board of ASML (Appendix 2).

5.   COMPANY CAR

5.1 Mr. McIntosh will be entitled to a company car that shall be leased by ASML. The cost of the lease shall be borne by ASML to a maximum of NLG 3,500. - per month.

6.   EXPENSES

6.1 Mr. McIntosh will be entitled to a net expense allowance amounting to NLG 500 - per month to cover any expenses properly incurred by Mr. McIntosh in the performance of his duties.

7.   HOLIDAYS

7.1 Mr. McIntosh shall be entitled to 30 holidays per annum. He is entitled to enjoy his holidays after consultation with the other Members of the Board of Management of ASML. Any holidays granted but not taken in one year will expire without compensation if not taken in the following two years.

8.   ILLNESS OR DISABILITY

8.1 In case of illness or disability of Mr. McIntosh, ASML is obliged to pay 100% of the gross all-in base salary as referred to in article 3.1 during the first 52 weeks of illness or disability.

8.2 After 52 weeks of illness or disability Mr. McIntosh will be entitled to payment under the disability insurance
     ("Arbeidsongeschiktheldsverzekering") that ASML has concluded on Mr. McIntosh's behalf, subject to the terms and conditions of such insurance. The costs of such insurance shall be borne by ASML.

8.3 The disability insurance will pay up to 70% of Mr. McIntosh's gross all-in-base salary, minus any other contributions that Mr. McIntosh may be entitled to (such as Disability Insurance Act "WAO").


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9.   INSURANCE

9.1 Mr. McIntosh shall be covered by the ASML travel and accident insurance ("Ongevallenverzekering") that will pay up to four times the gross all-in-base salary per annum to Mr. McIntosh in case of whole or partial disability of Mr. McIntosh and up to two times the gross all-in-base salary per annum to a designated party in case of the death of Mr. McIntosh. The costs of this insurance shall be borne by ASML.

9.2 Mr. McIntosh shall be covered by the ASML Disability Gap ("WAO-hiaat") insurance with a 24 hours per day coverage. The premiums are for the account of ASML.

9.3 Mr. McIntosh can choose to participate in the collective General Survivor's Act insurance ("Anw-verzekering"). The premiums are for the account of Mr. McIntosh.

9.4 Mr. McIntosh, his spouse and children shall be covered by the ASML medical insurance ("Ziektekostenverzekering"). Fifty percent of the costs thereof shall be borne by ASML and fifty percent by Mr. McIntosh.

9.5 Mr. McIntosh shall be covered by the ASML Director and Officers Liability insurance policy, the costs of which shall be borne by ASML.

10.  PENSION

10.1 Mr. McIntosh shall participate in the ASML Pension Scheme with AEGON. Parties will investigate the possibility to transfer any funds that have been build up during Mr. McIntosh's participation in the pension scheme with his former employer into the present pension scheme with AEGON. The premium for the pension scheme will be borne for 70% by ASML and for 30% by Mr. McIntosh.

11.  CONFIDENTIALITY AND DELIVERY OF DOCUMENTS.

11.1 Mr. McIntosh shall, neither during the term of this agreement nor after its termination, directly or indirectly use or disclose to any third party any information relating to the business of ASML, or any of it's group companies, which information can be reasonably expected to be secret or confidential. The foregoing shall not apply to disclosure or use of information with the prior written consent of ASML nor to disclosure that is necessary for the adequate performance or Mr. McIntosh's duties under applicable law.

11.2 Mr. McIntosh shall treat all items of ASML, such as books, documents, computer floppy discs, other information carriers, resolutions, drawings, reports and notes as property of ASML, and shall treat such property with the same degree of care as his own property. Mr. McIntosh shall not use any item in another way, or keep any item any longer, than is necessary for the adequate performance of his duties. Mr. McIntosh shall deliver such items to ASML immediately following the termination of this agreement.


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12.  GIFTS AND BENEFITS

12.1 In the performance of his duties for ASML, Mr. McIntosh shall not accept or bargain for any gifts or benefits, in whatever form and however defined, from third parties without prior written consent of ASML.

12.2 Article 12.1 is not applicable to customary non-valuable promotional gifts.

13.  NON-COMPETITION

13.1 During the term of this agreement and for a consecutive period of two years after its termination, Mr. McIntosh shall neither directly or indirectly engage in or be involved in activities in the semiconductor lithography equipment manufacturing industry or in activities that are otherwise similar or in any way competitive with the activities of ASML.

13.2 Mr. McIntosh acknowledges that the provisions of this article are reasonable and necessary to protect the interests of ASML.

14.  PENALTY

14.1 Should Mr. McIntosh breech any of the obligations mentioned in article 12 or 13, ASML shall be entitled to a penalty of NLG 25,000. - for each breach to be increased by NLG 5,000. - for each day such breach continues, without prejudice to any other rights or claims ASML may have.

14.2 The parties hereto acknowledge that the above-mentioned penalty presents a genuine and reasonable pre-estimate of the minimum damage likely to be suffered by ASML in case Mr. McIntosh breaches any of his duties pursuant to article 12 or 13.

14.3 Each of the restrictions in article 12 or 13 shall be independently enforceable by ASML.

15.  CODE OF CONDUCT.

15.1 Mr. McIntosh shall be subject to provisions of the ASML Code of Conduct with Respect to inside information, in their most recent version.

16.  APPLICABLE LAW

16.1 This agreement shall be governed by the laws of The Netherlands.

16.2 Any disputes arising from this agreement shall be brought before the competent Court at 's-Hertogenbosch, The Netherlands.



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This agreement is signed in twofold on 10 October, 2000




/s/  H. Bodt                              /s/  S. McIntosh
---------------------------------         --------------------------------------
H. Bodt                                   S. McIntosh
Chairman of the Supervisory Board
of ASM Lithography Holding N.V.



/s/  S. Bergsma                          /s/  D. J. Dunn
-----------------------------------      ---------------------------------------
S. Bergsma                               D. J. Dunn
Member of the Supervisory Board          President & CEO
of ASM Lithography Holding N.V.          of ASM Lithography Holding N.V.



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                        AMENDMENT TO EMPLOYMENT AGREEMENT

The undersigned:

1. ASML Holding N.V., established and headquartered at Veldhoven, the Netherlands, represented by H. Bodt and S. Bergsma, in their capacity of Chairman and member of the Supervisory Board respectively, hereinafter referred to as: "ASML";

and

2. Stuart Kennedy McIntosh, residing in Aalsterweg 241, 5644 RB Eindhoven, the Netherlands, hereinafter referred to as: "Mr. McIntosh";


Hereby agree that as per July 1, 2003 the following shall be an amendment to the employment agreement between ASML and Mr. McIntosh dated October 10, 2000. The remaining provisions of the Employment Agreement shall remain in full effect.

CHANGE OF CONTROL

In case of a change of control the terms and conditions of the applicable ASML stock option plans shall be amended as follows:

1.   In this article the following definitions shall apply:

     (a) "CHANGE OF CONTROL" of ASML means (i) any merger or consolidation of ASML with or into any other individual, partnership, company or entity in the broadest sense (hereinafter referred to as "Third Party(ies)") or any stock purchase or sale, reorganization, recapitalization or other transaction, in each case, in one transaction or a series of related transactions, if, immediately after giving effect to such transaction(s), any Third Party(ies), not currently controlling ASML acquires Control of ASML or of its transferee(s) or surviving Third Party(ies) or (ii) any sale, transfer or other conveyance, whether direct or indirect, of all or substantially all of the assets of ASML, on a consolidated basis, in one transaction or a series of related transactions;

     (b) "CONTROL" means, with respect to any Person, the power to control, directly or indirectly, greater than 50% of the voting interest of such Person, or the ability to appoint or elect more than 50% of the Management Board or other equivalent governing board of such Person, whether such power is effected through ownership of shares or other securities, by contract, by proxy or otherwise;

     (c) "PERSON" means any individual, partnership, limited liability company, firm, corporation, company, association, trust, unincorporated organization or other entity.

2. In the event notice of termination of this agreement is given by ASML or its legal successor in connection with a Change of Control, the rights of the Statutory Director under any of the applicable ASML stock option plan(s) shall not be subject to the restrictions contained in the relevant articles related to termination of employment in


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     the applicable ASML stock option plans and the Statutory Director shall remain entitled to exercise options during the full original Option Period as defined in those stock option plans. In addition the Statutory Director is not subject to any Embargo Period as defined in the Applicable ASML stock option plans(s) and consequently the Statutory Director can exercise any option(s) held by him without being restricted as per the relevant articles in the applicable ASML stock option plans. This provision 15.2 also applies if the Statutory Director gives notice of termination, provided that this notice of termination is directly related to the change of Control and such notice is given within 12 months from the date on which the Change of Control occurs.


3. The provisions of this article do not affect any other rights the parties have or may have under Dutch law in the event of a termination of this agreement.


In witness whereof, this document has been signed and executed in duplicate this 14th day of July 2003




/s/ H. Bodt                             /s/ S. McIntosh
-----------------------------------     ----------------------------------------
H. Bodt                                 S. K. McIntosh
Chairman of the Supervisory Board
of ASML Holding N.V.



/s/ S. Bergsma
-----------------------------------
S. Bergsma
Member of the Supervisory Board
of ASML Holding N.V.


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